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Pricing Supplement No. 1 Dated April 30, 1999
(To Prospectus Supplement Dated April 21, 1999  Filed Pursuant to Rule 424(b)(2)
 and Prospectus Dated March 23, 1999)           File No. 333-71443 and 333-52725

                            CASE CREDIT CORPORATION
                  Medium-Term Notes, Series C - Floating Rate

Agent (Principal Amount):       J.P. Morgan Securities Inc. ($12,000,000)
                                Chase Securities Inc. ($25,000,000)
                                Merrill Lynch, Pierce, Fenner & Smith
                                            Incorporated ($28,000,000)
                                Salomon Smith Barney Inc. ($60,000,000)

Aggregate Principal Amount:     $125,000,000

Agent's Discount
 or Commission:                 0.15% of Principal Amount

Net Proceeds to Company:        $124,812,500

Original Issue Date:            May 5, 1999

Original Issue Price:           100% of Principal Amount

Initial Interest Rate:           5.20875%

Stated Maturity:                 May 5, 2000

Cusip Number:                   146908AL2


Calculation Agent: The Bank of New York


Interest Rate Basis:  / / CD Rate                 / / Commercial Paper Rate
                      / / Prime Rate              / / Federal Funds Rate
                      /X/ LIBOR (see below)       / / Treasury Rate
                      / / CMT Rate (see below)    / / Other
                                                            -------------------

If LIBOR, designated LIBOR page:                  If CMT Rate, designated CMT
                                                  Telerate Page:

                      / / LIBOR Reuters           / / 7051
                      /X/ LIBOR Telerate          / / 7052
                                                 (/ / weekly or
                                                  / / monthly average)

If Treasury Rate, designated Telerate page:

                                                  / / 56
                                                  / / 57



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Interest Determination Dates:   Two London Banking Days before the applicable
                                Interest Reset Date

Interest Reset Dates:           May 5, August 5, November 5, February 5

Regular Record Dates:           15th calendar day before the applicable
                                Interest Payment Date

Interest Payment Dates:         May 5, August 5, November 5, February 5

Spread (Plus or Minus):         +22 basis points

Spread Multiplier:              N/A

Index Maturity:                 90 days

Designated CMT
Maturity Index:                 N/A

Maximum Interest Rate:          N/A

Minimum Interest Rate:          N/A

Redemption:

     /X/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.

               Redemption Commencement Date:
                                            ------------------------

               Redemption Price:               % of Principal Amount
                                ---------------

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.

Repayment:

     /X/  The Notes may not be repaid prior to Stated Maturity.
     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s):
                                                   ------------------

               Holder's Optional Repayment Price:         % of Principal Amount
                                                 ---------

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Original Issue Discount:

     / / Yes
     /X/ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / / Approximate
          / / Exact

Amortization:

     /X/ The Notes are not Amortizing Notes.
     / / The Notes are Amortizing Notes.

                Amortization Formula:
                                          ____________________________

                Amortization Payment Date(s):
                                              ________________________

Form of Notes:

     /X/ Book Entry
     / / Certificated

Agent's Capacity: /X/ Agent                        / / Principal

     If as Principal:

          / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

          / / The Agent proposes to offer the Notes at a fixed initial public offering price of _____% of Principal Amount.

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     If as Agent:

                    The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."

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